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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)


                        COMMUNITY FIRST BANKSHARES, INC.
                  --------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                  --------------------------------------------
                         (Title of Class of Securities)

                                    203902101
                  --------------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         / /        Rule 13d-1(b)
         / /        Rule 13d-1(c)
         /X/        Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 5 Pages


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------------------------------                ----------------------------------
CUSIP No.    203902101             13G           Page   2   of   5   Pages
          ----------------                           -------  -------
------------------------------                ----------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON:  Dennis M. Mathisen
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only):
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) / /
        (b) / /
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        Minnesota
--------------------------------------------------------------------------------
                                             5    SOLE VOTING POWER
NUMBER OF
                                                  2,126,510
SHARES
                                        ----------------------------------------
BENEFICIALLY
                                             6    SHARED VOTING POWER
OWNED BY

EACH                                    ----------------------------------------
                                             7    SOLE DISPOSITIVE POWER
REPORTING
                                                  2,126,510
PERSON
                                        ----------------------------------------
WITH:                                        8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,126,510
--------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)
        / /

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.08%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (See Instructions)

                          IN
--------------------------------------------------------------------------------


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                                                 Page   3   of   5   Pages

ITEM 1.

         (a)      NAME OF ISSUER
                  The name of the issuer is Community First Bankshares, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  The address of the principal executive offices of the Issuer is 520 Main Avenue, Fargo, North Dakota 58124-0001.

ITEM 2.

         (a)      NAME OF PERSON FILING. This statement is being filed by Dennis
                  M. Mathisen.

         (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE. The principal address of the Reporting Person is: 903 North Third Street, Suite 300, Minneapolis, Minnesota 55402.

         (c)      CITIZENSHIP.
                  Minnesota

         (d)      TITLE OF CLASS OF SECURITIES.
                  Common Stock, par value $.01 per share

         (e)      CUSIP NUMBER.
                  203902101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)      / /      Broker or Dealer registered under Section 15 of
                           the Act

         (b)      / /      Bank as defined in Section 3(a)(6) of the Act

         (c)      / /      Insurance Company as defined in Section 3(a)(19) of
                           the Act

         (d)      / /      Investment Company registered under Section 8 of the
                           Investment Company Act

         (e)      / /      Investment Adviser registered under Section 203 of
                           the Investment Advisers Act of 1940

         (f)      / /      Employee Benefit Plan, Pension Fund which is subject
                           to the provisions of the Employee Retirement Income
                           Security Act of 1974 or Endowment Fund;
                           see Section 240.13d-1(b)(1)(ii)(F)


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                                                 Page   4   of   5   Pages

         (g)      / /      Parent Holding Company, in accordance
                           with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h)      / /      A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act.

         (i)      / /      A church plan that is excluded from the definition of
                           an investment. company under Section 3(c)(14) of the Investment Company Act of 1940.

         (j)      / /      Group in accordance with Section 240.13d-1(b)(1)(ii)
                           (J).


ITEM 4.           OWNERSHIP

                  At December 31, 2000, the beneficial ownership of shares of the Reporting Person was as follows:

         (a)      Amount beneficially owned: 2,126,510*

         (b)      Percent of Class: 5.08%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or direct the vote: 2,126,510*
                  (ii)     Shared power to vote or direct the vote: 0
                  (iii)    Sole power to dispose or direct the disposition of:
                           2,126,510*
                  (iv)     Shared power to dispose or direct the disposition
                           of: 0
--------------------------
         * Includes options to purchase 16,000 shares of common stock exercisable within 60 days.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable


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                                                 Page   5   of   5   Pages

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable

ITEM 10.          CERTIFICATION

                  (a)      Not Applicable
                  (b)      Not Applicable.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 6, 2001

                                           /s/ Dennis M. Mathisen
                                           ----------------------------
                                           DENNIS M. MATHISEN